UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets

On December 15, 2010, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) purchased a shopping center containing 100,460 of rentable square feet located at 175 Snow Road in Parma, Ohio (“Snow View Plaza”) for approximately $12.3 million, exclusive of closing costs. The acquisition was funded with proceeds of $8.57 million from a mortgage loan (the “Snow View Loan,” which is described further below in Item 2.03), proceeds of $900,000 from a related-party loan (which loan is described in Item 2.03 of the Form 8-K filed by the Company on December 16, 2010) and proceeds of $3.0 million from the Company’s ongoing public offering. Snow View Plaza was partially constructed and commenced rental operations in 1995. Construction of Snow View Plaza was completed in 1996. Snow View Plaza was purchased from EIG Snow View Plaza, LLC, which is not affiliated with the Company or the Company’s advisor or sub-advisor.

Snow View Plaza is approximately 98% leased to ten tenants. The largest tenant at Snow View Plaza is Giant Eagle, which occupies approximately 62.9% of the rentable square feet at Snow View Plaza. Other featured tenants at Snow View Plaza include Blockbuster, Great Clips, Radio Shack, and Burger King. The current aggregate annual base rent for the tenants of Snow View Plaza is approximately $1.1 million and the current weighted-average remaining lease term for the tenants is approximately 5.2 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $12.15 per square foot.

Based on the current condition of Snow View Plaza, the Company does not believe that it will be necessary to make significant renovations to Snow View Plaza. The Company’s management believes that Snow View Plaza is adequately insured.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 15, 2010, the Company, through Snowview Station LLC (“Snowview Station”), a wholly owned subsidiary of Phillips Edison – ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into the Snow View Loan with Wells Fargo Bank, N.A., an unaffiliated entity, as lender (“Wells Fargo”), to borrow $8.57 million. The amount advanced under the Snow View Loan was used to fund acquisition and acquisition-related costs of Snow View Plaza.

The Snow View Loan matures on December 15, 2012. The Company may extend the maturity date to December 15, 2013 upon payment of an extension fee equal to 0.25% of the amount outstanding on December 15, 2012. The Snow View Loan bears interest at the one-month LIBO rate. Wells Fargo will reset the one-month LIBO rate on a monthly basis. In addition, the Company incurred certain closing costs in connection with the Snow View Loan, including a loan fee equal to 0.50% of the loan amount, which loan fee was payable to Wells Fargo.

The Snow View Loan requires monthly payments of accrued unpaid interest. On or before July 1, 2012, the Company is required to repay principal in the amount of $940,000. Beginning on July 1, 2012 and continuing through the maturity date, the Company is required to make monthly principal payments in the amount of $28,500, in addition to continued monthly interest payments. The Company has the right to prepay any outstanding amount at any time in whole or in part without premium or penalty. The Snow View Loan is secured by a first mortgage lien on the assets of Snow View Plaza including the land, fixtures, improvements, leases, rents and reserves. The Operating Partnership has guaranteed Snowview Station’s obligations under the Snow View Loan.

The Company previously entered into a separate first mortgage loan agreement with Wells Fargo (the “Lakeside Loan”) that is secured by Lakeside Plaza, a property owned by the Company and located in Salem, Virginia. The Company’s execution of the Snow View Loan subjects Snow View Plaza and Lakeside Plaza to cross-collateral and cross-default provisions under separate and corresponding provisions of the Snow View Loan and the Lakeside Loan.

The Snow View Loan contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Snow View Loan. The Company is currently in compliance with all such covenants.

Item 8.01. Other Events

On December 21, 2010, the Company issued a press release announcing its acquisition of Snow View Plaza and Lakeside Plaza.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before March 2, 2011, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above.

(c) Exhibits

99.1	Press Release dated December 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 21, 2010	By:	/s/ John Bessey
John Bessey
President

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated December 21, 2010